Exhibit 99.1
NEWS RELEASE

MetroCorp Bancshares, Inc. Announces Fourth Quarter 2010 Net Income of $1.7 Million

HOUSTON, TEXAS – (January 31, 2011), MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank, serving California, today announced the operating results for the fourth quarter of 2010.

Fourth Quarter Highlights

·	Net income of $1.7 million for the fourth quarter of 2010, compared with net loss of ($7.3) million for the fourth quarter of 2009 and net income of $637,000 for the third quarter of 2010.
·	Total nonperforming assets declined $10.1 million or 9.8% to $92.8 million compared with $102.9 million at December 31, 2009.
·	Subsequent to December 31, 2010, $11.3 million of nonperforming assets were sold.
·	Net interest margin was 3.84% for the fourth quarter of 2010 compared with 3.73% for the fourth quarter of 2009 and 3.77% for the third quarter of 2010.
·	Net interest income was $14.1 million for the fourth quarter of 2010 compared with $14.2 million for the fourth quarter of 2009 and $14.2 million for the third quarter of 2010.
·	Provision for loan losses for the fourth quarter of 2010 was $2.6 million compared with $13.0 million for the fourth quarter of 2009 and $4.7 million for the third quarter of 2010.
·	Allowance for loan losses was 2.95% of total loans at December 31, 2010 compared with 2.31% at December 31, 2009, and 2.95% at September 30, 2010.
·	Total risk-based capital ratio was 15.13% at December 31, 2010 compared with 13.80% at December 31, 2009, and 15.14% at September 30, 2010.

George M. Lee, Executive Vice Chairman, President and CEO of MetroCorp Bancshares, Inc. stated, “After a disappointing fourth quarter loss for 2009 of $7.3 million, management was determined to utilize 2010 as a turnaround year despite continued economic weakness in both Texas and California.  Our focus and relentless commitment in making the necessary adjustments to our core operations resulted in improvements during the last three quarters in 2010.  We are pleased to report progress being made for the fourth quarter of 2010 with net income of $1.7 million compared with third quarter 2010 net income of $637,000 and a net loss of ($7.3) million for the fourth quarter of 2009.

“Our nonperforming assets were reduced from $102.9 million at December 31, 2009 to $92.8 million at December 31, 2010, and subsequent to quarter end, we have successfully sold and settled $11.3 million of nonperforming assets.  Our net interest margin remained stable and expanded slightly from 3.77% for the third quarter of 2010 to 3.84% for the fourth quarter 2010.  Total risk based capital also increased from 13.80% at December 31, 2009 to 15.13% at December 31, 2010.  It is especially encouraging to see that the above improvements were achieved by stronger performance from both MetroBank in Texas and Metro United Bank in California.

“With a stronger performance platform to start the new year, management will work to maintain the momentum of the progress.  In addition to the financial results recently achieved, the Company has also added strength to its board leadership to support its long-term business model.  Dr. Daniel B. Wright who served on the board of the holding company from 2004 to 2007 and of MetroBank from 2001 to 2007, has been nominated and appointed by the Board of Directors of MetroCorp to serve as a director.  Dr. Wright holds a Ph.D. from Johns Hopkins University’s School of Advanced International Studies and has subsequently held various positions at the U.S. Treasury Department, the Albright Stonebridge Group, and is currently the President and CEO of GreenPoint Group.  Dr. Wright's expertise in U.S. and China's political and economic policies will be especially valuable in leading and supporting future strategies of the Company.  Furthermore, Dr. Saishi Frank Li, an internationally recognized risk management professional who joined the board in 2009, has also strengthened the board with risk management experience and knowledge.

“We are encouraged by the progress management has accomplished during 2010 and by the long-term improvements in place.  Although we remain cautious about the pace of economic recovery, management believes that the Company is well prepared and poised for the opportunities to come.”

Interest income and expense
Net interest income for the three months ended December 31, 2010 was $14.1 million, a decrease of $156,000 or 1.1% compared to $14.2 million for the same period in 2009. The decrease for the three months December 31, 2010 was due primarily to a decline in average total loans and yield, partially offset by lower deposit costs. Net interest income for the year ended December 31, 2010 was $57.0 million, an increase of $1.7 million or 3.1% compared to $55.3 million for the same period in 2009.  The increase for year ended December 31, 2010 was due primarily to lower deposit costs.  On a linked-quarter basis, net interest income decreased $189,000 from $14.2 million, primarily due to a decline in average total loans and yield, partially offset by lower deposit volume and costs.

The net interest margin for the three months ended December 31, 2010 was 3.84%, an increase of 11 basis points compared with 3.73% for the same period in 2009. The yield on average earning assets decreased 44 basis points, and the cost of average earning assets decreased 55 basis points for the same periods.  On a linked-quarter basis, the net interest margin for the three months ended December 31, 2010 increased 7 basis points compared with 3.77% for the three months ended September 30, 2010. The yield on average earning assets decreased 8 basis points, and the cost of average earning assets decreased 15 basis points compared with the yields at September 30, 2010.

The net interest margin for the year ended December 31, 2010 was 3.83%, an increase of 18 basis points compared with 3.65% for the same period in 2009. The yield on average earning assets decreased 50 basis points, and the cost of average earning assets decreased 68 basis points for the same periods.

Interest income for the three months ended December 31, 2010 was $18.3 million, down $2.4 million or 11.7% compared to $20.7 million for the same period in 2009, primarily due to lower loan volume and loan yield.  Average earning assets decreased 3.9% to $1.45 billion for the fourth quarter of 2010 compared with the same period in 2009.  Average total loans decreased 10.7% to $1.16 billion in the fourth quarter of 2010 compared with $1.30 billion for the fourth quarter of 2009. The yield on average earning assets for the fourth quarter of 2010 was 5.00% compared with 5.44% for the fourth quarter of 2009.

Interest income for the year ended December 31, 2010 was $77.5 million, down $8.8 million or 10.3% compared to $86.3 million for the same period in 2009, primarily due to lower volume and yield on loans. Average earning assets decreased 1.6% to $1.49 billion for the year ended December 31, 2010 compared with the same period in 2009.  Average total loans decreased 7.6% to $1.22 billion for the year ended December 31, 2010 compared with $1.32 billion for the same period in 2009. The yield on average earning assets for the year ended December 31, 2010 was 5.20% compared with 5.70% for the same period of 2009.

Interest expense for the three months ended December 31, 2010 was $4.3 million, down $2.3 million or 34.9% compared to $6.5 million for the same period in 2009, primarily due to lower volume and cost of deposits. Average interest-bearing deposits were $1.08 billion for the fourth quarter of 2010, a decrease of $94.2 million or 8.1% compared with $1.17 billion for the same period of 2009. The cost of interest-bearing deposits for the fourth quarter of 2010 was 1.28% compared with 1.96% for the fourth quarter of 2009.   Average other borrowings, excluding junior subordinated debentures, were $56.6 million for the fourth quarter of 2010, an increase of $30.8 million or 119.9% compared to $25.8 million for the fourth quarter of 2009.  The cost of other borrowings for the fourth quarter of 2010 was 2.00% compared with 3.65% for the fourth quarter of 2009.

Interest expense for the year ended December 31, 2010 was $20.4 million, down $10.6 million or 34.2% compared to $31.0 million for the same period in 2009, primarily due to lower cost of deposits. Average interest-bearing deposits were $1.14 billion for the year ended December 31, 2010, a decrease of $20.7 million or 1.8% compared with $1.16 billion for the same period of 2009. The cost of interest-bearing deposits for the year ended December 31, 2010 was 1.52% compared with 2.42% for the same period of 2009.   Average other borrowings, excluding junior subordinated debentures, were $47.0 million for the year ended December 31, 2010, an increase of $10.5 million or 28.6% compared to $36.6 million for the same period of 2009.  The cost of other borrowings for the year ended December 31, 2010 was 2.31% compared with 2.75% for the same period of 2009.

Noninterest income and expense
Noninterest income for the three months ended December 31, 2010 was $2.4 million, a decrease of $220,000 or 8.3% compared to the same period in 2009. The decrease was primarily due to a decline in gains on securities, partially offset by a decline in other-than-temporary impairment (“OTTI”) on securities. Noninterest income for the year ended December 31, 2010 was $7.6 million, a decrease of $606,000 or 7.4% compared to the same period in 2009.   The decrease was primarily due to declines in gains on securities and letters of credit commissions and fees, partially offset by a decline in OTTI on securities.

Noninterest expense for the three months ended December 31, 2010 was $11.2 million, a decrease of $2.9 million or 20.5% compared with the same period in 2009.  The decrease was mainly the result of a $2.5 million goodwill impairment recorded in the fourth quarter of 2009 and a decline in the FDIC assessment.

Noninterest expense for the year ended December 31, 2010 was $48.3 million, an increase of $488,000 or 1.0% compared with the same period in 2009.  The increase was primarily the result of higher expenses related to ORE, partially offset by decreases in FDIC assessment, other noninterest expense and goodwill impairment.  Other noninterest expense decreased across most functional areas, but the decline was primarily the result of a lower provision for unfunded commitments and lower professional fees.

Salaries and employee benefits expense for the three months ended December 31, 2010 was $5.2 million, an increase of $243,000 or 4.9% compared with $4.9 million for the same period in 2009. The increase was primarily due to bonus accrual which was partially offset by lower salaries due to a reduction in the number of employees, lower employee healthcare costs and lower stock-based compensation costs. Salaries and employee benefits expense for the year ended December 31, 2010 was $20.6 million, an increase of $178,000 or 0.9% compared with $20.4 million for the same period in 2009.  The increase was primarily due to bonus accrual which was partially offset by lower salaries due to a reduction in the number of employees.

Provision for loan losses

The following table summarizes the provision for loan losses and net charge-offs as of and for the quarters indicated:

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	(dollars in thousands)
Allowance for Loan Losses
Balance at beginning of quarter	$34,644	$36,004	$34,732	$29,403	$25,603
Provision for loan losses for quarter	2,550	4,700	2,430	7,898	13,003
Net charge-offs for quarter	(3,437)	(6,060)	(1,158)	(2,569)	(9,203)
Balance at end of quarter	$33,757	$34,644	$36,004	$34,732	$29,403

Total loans	$1,144,310	$1,173,567	$1,225,022	$1,260,842	$1,273,997
Allowance for loan losses to total loans	2.95%	2.95%	2.94%	2.75%	2.31%
Net charge-offs to total loans	(0.30)%	(0.52)%	(0.09)%	(0.20)%	(0.72)%

The provision for loan losses for the three months ended December 31, 2010 was $2.6 million, a decrease of $10.4 million compared with $13.0 million for the same period in 2009.  The provision for loan losses for the year ended December 31, 2010 was $17.6 million, a decrease of $8.1 million compared with $25.7 million for the same period in 2009.  The decreases for both periods were primarily due to a decrease in nonperforming loans compared with their level at December 31, 2009. On a linked-quarter basis, the provision for loan losses in the fourth quarter of 2010 decreased $2.1 million to $2.6 million compared with $4.7 million for the third quarter of 2010, primarily as a result of lower charge-offs.

Net charge-offs for the three months ended December 31, 2010 were $3.4 million or 0.30% of total loans compared with net charge-offs of $9.2 million or 0.72% of total loans for the three months ended December 31, 2009. The charge-offs primarily consisted of $2.6 million on loans from Texas and $841,000 on loans from California.  Net charge-offs for the year ended December 31, 2010 were $13.2 million or 1.16% of total loans compared with net charge-offs of $20.5 million or 1.61% of total loans for the year ended December 31, 2009.

Asset Quality
The following table summarizes nonperforming assets as of the dates indicated:

	December 31, 2010	September 30, 2010	December 31, 2009
	(dollars in thousands)
Nonperforming Assets
Nonaccrual loans	$50,985	$51,464	$58,236
Accruing loans 90 days or more past due	334	-	420
Troubled debt restructurings - accruing	1,314	1,319	4,927
Troubled debt restructurings - nonaccruing	20,198	16,645	16,993
Other real estate (“ORE”)	19,956	16,141	22,291
Total nonperforming assets	$92,787	$85,569	$102,867

Total nonperforming assets to total assets	5.95%	5.46%	6.47%

Total nonperforming assets at December 31, 2010 were $92.8 million compared with $102.9 million at December 31, 2009, a decrease of $10.1 million or 9.8%. The ratio of total nonperforming assets to total assets decreased to 5.95% at December 31, 2010 from 6.47% at December 31, 2009.

On a linked-quarter basis, total nonperforming assets increased by $7.2 million, of which $5.4 million was in Texas and $1.8 million in California. The net increase in nonperforming assets in Texas consists primarily of net increases of $2.2 million in nonaccrual loans and $3.6 million in ORE, which were partially offset by a decrease of $704,000 in troubled debt restructurings (“TDRs”) - nonaccruing.  The $2.2 million net increase in nonaccrual loans primarily included $13.0 million of new nonaccrual loans, partially offset by $7.0 million of transfers to ORE and $2.7 million in writedowns.    The net increase in nonperforming assets in California consists primarily of a net increase of $4.3 million in TDRs - nonaccruing, partially offset by a net decrease of $2.7 million in nonaccrual loans.

On a linked-quarter basis, ORE increased by approximately $3.8 million compared with September 30, 2010, which was comprised of additions of $3.6 million in Texas and $192,000 in California.  The increase in Texas was the result of the addition of $7.0 million in three commercial properties and one land parcel, partially offset by sales of $2.7 million from three commercial tracts and one townhome, and $711,000 in writedowns.   The increase in California resulted from the addition of a commercial land tract for $672,000 which was partially offset by the sale of a residential lot tract for $375,000 and a writedown of $105,000.

In January 2011, $11.3 million of nonperforming assets were sold, which consists of $8.4 million in Texas and $2.9 million in California.

Approximately $67.5 million of the nonaccrual loans and TDRs - nonaccruing are collateralized by real estate, which represented 94.9% of total nonaccrual loans and TDRs - nonaccruing at December 31, 2010.  Management has been aggressive in identifying problem loans but uncertain economic conditions could cause further deterioration in the loan portfolio. Management is closely monitoring the loan portfolio and diligently working on problem loan resolutions.

Management conference call.  On Tuesday, February 1, 2011, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the fourth quarter 2010 results.  A brief management presentation will be followed by a question and answer period.  To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference.  The call will be webcast by Shareholder.com  and can be accessed at MetroCorp’s web site at www.metrobank-na.com.  An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has thirteen full-service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of December 31, 2010, the Company had consolidated assets of $1.6 billion.  For more information, visit the Company’s web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements describe the Company’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company’s control.  Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following:  (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company’s net interest margin; (3) the failure of or changes in management’s assumptions regarding the adequacy of the allowance for loan losses; (4) an adverse change in the real estate market in the Company’s primary market areas; (5) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (6) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Formal Agreement between MetroBank and the Office of the Comptroller of the Currency; (7) the effect of compliance, or failure to comply within stated deadlines, with the provisions of the Consent Order between Metro United Bank and the Federal Deposit Insurance Corporation and the California Department of Financial Institutions; (8) increases in the level of nonperforming assets (9) changes in the availability of funds which could increase costs or decrease liquidity; (10) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (11) changes in accounting principles, policies or guidelines; (12) a deterioration or downgrade in the credit quality and credit agency ratings of the securities in the Company’s securities portfolio; (13) the incurrence and possible impairment of goodwill associated with an acquisition; and (14) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the marketplace. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements.  These and other risks and factors are further described from time to time in the Company’s 2009 annual report on Form 10-K and other reports and other documents filed with the Securities and Exchange Commission.

For more information contact:
MetroCorp Bancshares, Inc., Houston
George Lee, Executive Vice Chairman, President & CEO, (713) 776-3876, or
David Choi, EVP/Chief Financial Officer, (713) 776-3876

MetroCorp Bancshares, Inc.
(In thousands, except share amounts)
(Unaudited)

	December 31,
	2010	2009
Consolidated Balance Sheets
Assets
Cash and due from banks	$21,406	$26,087
Federal funds sold and other short-term investments	130,319	82,006
Total cash and cash equivalents	151,725	108,093
Securities available-for-sale, at fair value	175,706	98,368
Securities held-to-maturity, at cost (fair value $4,167 at December 31, 2010 and $4,352 at December 31, 2009)	4,045	4,044
Other investments	6,925	21,577
Loans, net of allowance for loan losses of $33,757 and $29,403, respectively	1,110,553	1,244,594
Accrued interest receivable	4,682	5,161
Premises and equipment, net	5,377	6,042
Goodwill	17,327	19,327
Core deposit intangibles	202	329
Customers' liability on acceptances	4,708	3,011
Foreclosed assets, net	19,956	22,291
Cash value of bank owned life insurance	29,988	28,526
Prepaid FDIC assessment	7,610	10,637
Other assets	19,781	17,548
Total assets	$1,558,585	$1,589,548

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$223,105	$203,427
Interest-bearing	1,071,079	1,160,740
Total deposits	1,294,184	1,364,167
Junior subordinated debentures	36,083	36,083
Other borrowings	56,804	25,513
Accrued interest payable	447	625
Acceptances outstanding	4,708	3,011
Other liabilities	7,592	4,843
Total liabilities	1,399,818	1,434,242
Commitments and contingencies	-	-
Shareholders' Equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares issued and outstanding at December 31, 2010 and December 31, 2009	45,427	44,718
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,230,315 and 10,994,965 shares issued; 13,230,315 and 10,926,315 shares outstanding at December 31, 2010 and December 31, 2009, respectively

	13,230	10,995
Additional paid-in-capital	33,178	29,114
Retained earnings	69,168	72,505
Accumulated other comprehensive loss	(2,236)	(1,106)
Treasury stock, at cost	-	(920)
Total shareholders' equity	158,767	155,306
Total liabilities and shareholders' equity	$1,558,585	$1,589,548
	-	-
Nonperforming Assets and Asset Quality Ratios
Nonaccrual loans	$50,985	$58,236
Accruing loans 90 days or more past due	334	420
Troubled debt restructurings - accruing	1,314	4,927
Troubled debt restructurings - nonaccruing	20,198	16,993
Other real estate ("ORE")	19,956	22,291
Total nonperforming assets	92,787	102,867

Total nonperforming assets to total assets	5.95%	6.47%
Total nonperforming assets to total loans and ORE	7.97%	7.94%
Allowance for loan losses to total loans	2.95%	2.31%
Allowance for loan losses to total nonperforming loans	46.35%	36.49%
Net year-to-date charge-offs to total loans	1.16%	1.61%
Net year-to-date charge-offs	$13,224	$20,545
Total loans to total deposits	88.42%	93.39%

MetroCorp Bancshares, Inc.
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months			For the Twelve Months
	Ended December 31,			Ended December 31,
	2010	2009		2010		2009
Average Balance Sheet Data
Total assets	$1,559,312	$1,618,678		$1,598,027		$1,614,541
Securities	149,175	106,272		124,118		108,669
Total loans	1,159,453	1,297,729		1,218,826		1,319,770
Allowance for loan losses	(34,998)	(26,464)		(34,824)		(25,013)
Net loans	1,124,455	1,271,265		1,184,002		1,294,757
Total interest-earning assets	1,452,889	1,512,438		1,489,853		1,513,928
Total deposits	1,288,519	1,377,250		1,340,224		1,364,538
Other borrowings and junior subordinated debt	92,731	61,845		83,100		72,641
Total shareholders' equity	161,008	165,396		158,429		163,131

Income Statement Data
Interest income:
Loans	$17,029	$19,575		$72,746		$81,366
Securities:
Taxable	1,042	923		3,632		3,971
Tax-exempt	101	112		457		322
Federal funds sold and other short-term investments	143	139		616		675
Total interest income	18,315	20,749		77,451		86,334
Interest expense:
Time deposits	2,477	4,085		11,887		20,076
Demand and savings deposits	1,004	1,691		5,401		7,881
Other borrowings	774	757		3,131		3,084
Total interest expense	4,255	6,533		20,419		31,041
Net interest income	14,060	14,216		57,032		55,293
Provision for loan losses	2,550	13,003		17,578		25,713
Net interest income after provision for loan losses	11,510	1,213		39,454		29,580
Noninterest income:
Service fees	1,134	1,084		4,518		4,393
Other loan-related fees	134	111		439		540
Letters of credit commissions and fees	184	213		754		982
Gain on securities, net	603	1,026		679		1,382

Total other-than-temporary impairment ("OTTI") on securities	(130)	(273)		(625)		(2,257)
Less: Noncredit portion of "OTTI"	4	52		139		1,387
Net impairments on securities	(126)	(221)		(486)		(870)
Other noninterest income	486	422		1,659		1,742
Total noninterest income	2,415	2,635		7,563		8,169
Noninterest expense:
Salaries and employee benefits	5,154	4,911		20,584		20,406
Occupancy and equipment	1,797	1,902		7,577		7,908
Foreclosed assets, net	1,237	1,367		6,604		4,107
FDIC assessment	824	1,203		3,295		3,915
Goodwill impairment	-	2,500		2,000		2,500
Other noninterest expense	2,212	2,234		8,236		8,972
Total noninterest expense	11,224	14,117		48,296		47,808
Income (loss) before provision for income taxes	2,701	(10,269)		(1,279)		(10,059)
Provision (benefit) for income taxes	971	(2,941)		(352)		(2,987)
Net income (loss)	$1,730	$(7,328)		$(927)		$(7,072)

Dividends and discount - preferred stock	$(605)	$(598)		$(2,410)		$(2,299)
Net income (loss) applicable to common stock	$1,125	$(7,926)		$(3,337)		$(9,371)

Common Share Data
Earnings (loss) per common share - basic	$0.09	$(0.73)		$(0.28)		$(0.86)
Earnings (loss) per common share - diluted	0.09	(0.73)		(0.28)		(0.86)
Weighted average shares outstanding:
Basic	13,128	10,916		12,069		10,904
Diluted	13,171	10,916		12,069		10,904
Dividends per common share	$-	$-		$-		$0.04

Performance Ratio Data
Return on average assets	0.44%	(1.80	) %	(0.06	) %	(0.44	) %
Return on average shareholders' equity	4.26%	(17.58	) %	(0.59	) %	(4.34	) %
Net interest margin	3.84%	3.73%		3.83%		3.65%
Efficiency ratio	67.61%	68.05%		71.14%		70.43%
Equity to assets (average)	10.33%	10.22%		9.91%		10.10%